As filed with the Securities and Exchange Commission on August 24, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENVIRONMENTAL POWER CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	75-3117389
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Cate Street, Fourth Floor Portsmouth, New Hampshire	03801
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated Non-Statutory Stock Option Agreement

between Environmental Power Corporation and Kamlesh Tejwani

Amended and Restated Non-Statutory Stock Option Agreement

between Environmental Power Corporation and Joseph E. Cresci

Amended and Restated Non-Statutory Stock Option Agreement

between Environmental Power Corporation and Donald A. Livingston

(Full Title of the Plan)

Joseph E. Cresci

Chairman

Environmental Power Corporation

One Cate Street, 4th Floor

Portsmouth, New Hampshire 03801

(Name and Address of Agent For Service)

(603) 431-1780

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Scott E. Pueschel, Esq.

Pierce Atwood

One New Hampshire Avenue, Suite 350

Portsmouth, New Hampshire 03801

(603) 433-6300

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.01 per share	6,000,000(2)	$0.995	$5,970,000.00	$757.00

(1)	This Registration Statement shall be deemed to cover additional securities to be issued in connection with, or as a result of, stock splits, stock dividends or similar transactions.

(2)	Comprised of (i) 4,000,000 shares issuable upon exercise of the Amended and Restated Non-Statutory Stock Option Agreement between Environmental Power Corporation and Kamlesh Tejwani, (ii) 1,000,000 shares issuable upon exercise of the Amended and Restated Non-Statutory Stock Option Agreement between Environmental Power Corporation and Joseph E. Cresci and (iii) 1,000,000 shares issuable upon exercise of the Amended and Restated Non-Statutory Stock Option Agreement between Environmental Power Corporation and Donald A. Livingston.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, and based on the reported average of the bid and asked prices of Environmental Power Corporation’s Common Stock on the OTC Bulletin Board on August 17, 2004.

1.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “1933 Act”).

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the 1933 Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Environmental Power Corporation (the “Company”) is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

1. The Company’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act on March 30, 2004, as amended on April 30, 2004, that contains audited financial statements for the Company’s latest fiscal year (December 31, 2003) for which such statements have been filed;

2. The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, and the Company’s Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2004, filed with the Commission on May 14, 2004; and

3. The Company’s Current Report on Form 8-K dated June 1, 2004, as filed on June 7, 2004, as amended by our Current Report on Form 8-K/A dated June 1, 2004, as filed on June 15, 2004;

4. The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004; and

5. The description of the Common Stock of the Company contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on March 10, 1987, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents, except to the extent indicated therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Pierce Atwood has opined as to the legality of the securities being offered by this registration statement.

Item 6.	Indemnification of Directors and Officers.

Section 145 of Delaware General Corporation Law empowers the Company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. The termination of any cause of action, suit, or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendre or its equivalent, does not, of itself, create a presumption that such person did not act in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

As permitted by Section 145 of the Delaware General Corporation Law, the Company’s Restated Certificate of Incorporation (“Certificate”) provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends

2

or unlawful stock repurchases under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

The By-Laws of the Company (i) substantively provide that the Company will indemnify directors, officers and employees of the Company to the fullest extent allowed by the Delaware General Corporation Law, and (ii) that the Company may advance expenses, as incurred, to its directors, officers and employees in connection with any legal proceeding upon receipt of an undertaking by or on behalf of any such person to repay such amount if it is ultimately be determined that he or she is not entitled to indemnification by the Company.

The Company has obtained directors’ and officers’ insurance providing indemnification for various liabilities incurred by the Company’s directors, officers and key employees.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index.

Item 9.	Undertakings.

The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the 1933 Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Portsmouth, New Hampshire on this 24th day of August, 2004.

ENVIRONMENTAL POWER CORPORATION

By:	/s/ Kamlesh Tejwani
Kamlesh Tejwani
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Environmental Power Corporation, hereby severally constitute and appoint Joseph E. Cresci, Donald A. Livingston and R. Jeffrey Macartney, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Environmental Power Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph E. Cresci Joseph E. Cresci	Chairman	August 24, 2004

/s/ Kamlesh Tejwani Kamlesh Tejwani	President and Chief Executive Officer	August 24, 2004

/s/ R. Jeffrey Macartney R. Jeffrey Macartney	Chief Financial Officer	August 24, 2004

/s/ Donald A. Livingston Donald A. Livingston	Director	August 24, 2004

Robert I. Weisberg	Director

/s/ John R. Cooper John R. Cooper	Director	August 24, 2004

/s/ Jessie J. Knight, Jr. Jessie J. Knight, Jr.	Director	August 24, 2004

/s/ August Schumacher, Jr. August Schumacher, Jr.	Director	August 24, 2004

INDEX TO EXHIBITS

Number	Description

4.1	Restated Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.01 to the Registrant’s Current Report on Form 8-K/A dated June 2, 2003, as filed on June 10, 2003)

4.2	Restated Bylaws of the Registrant (Incorporated by reference to Exhibit 3.02 to the Registrant’s Current Report on Form 8-K/A dated June 2, 2003, as filed on June 10, 2003)

4.3	2001 Stock Incentive Plan (Incorporated by reference to Exhibit 4.05 to the Registrant’s Registration Statement on Form S-8 filed on August 22, 2002 (Commission File No. 333-98559))

4.4	Amended and Restated 2002 Director Stock Option Plan (Incorporated by reference to Appendix 1 to the Registrant’s Definitive Schedule 14A relating to the Notice and Proxy Statement for the 2003 Annual Meeting of Stockholders, filed on July 1, 2003)

4.5	Option Agreement dated as of May 2, 2001 between the Company and Robert I. Weisberg (Incorporated by reference to Exhibit 4.07 to the Registrant’s Registration Statement on Form S-8 filed on August 22, 2002 (Commission File No. 333-98559))

4.6	Option Agreement dated as of September 14, 2001 between the Company and Robert I. Weisberg (Incorporated by reference to Exhibit 4.08 to the Registrant’s Registration Statement on Form S-8 filed on August 22, 2002 (Commission File No. 333-98559))

4.7	Warrant to purchase 50,000 shares of common stock issued to Alco Financial Services, LLC (Incorporated by reference to Exhibit 10.10 to the Registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2001)

4.8	Amended and Restated Non-Statutory Stock Option Agreement, dated as of March 29, 2004, between the Company and Kamlesh Tejwani (Incorporated by reference to Exhibit 4.08 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003)

4.9*	Amended and Restated Non-Statutory Stock Option Agreement between the Company and Joseph E. Cresci, dated August 24, 2004

4.10*	Amended and Restated Non-Statutory Stock Option Agreement between the Company and Donald A. Livingston, dated August 24, 2004

4.11	Form of Common Stock Purchase Warrant (Incorporated by reference to Exhibit 4.10 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)

4.12	Form of Placement Agent Warrant (Incorporated by reference to Exhibit 4.10 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)

5*	Opinion of Pierce Atwood, counsel to the Registrant

23.1	Consent of Pierce Atwood (included in Exhibit 5)

23.2*	Consent of Deloitte & Touche LLP

24	Power of attorney (included on the signature pages of this registration statement)

*	Filed herewith.